Exhibit 10.02(v)

PARTICIPANT AWARD AGREEMENT

(Options)

[Date]

Dear [Name]:

Pursuant to the terms and conditions of the EQT Corporation 2009 Long-Term Incentive Plan (the “Plan”), the Management Development and Compensation Committee of the Board of Directors (“Board”) of EQT Corporation (the “Company”) has granted you Non-Qualified Stock Options (the “Options”) to purchase shares of the Company’s common stock as outlined below.

Options Granted: [Insert]

Grant Date: [Date]

Exercise Price per Share: [Insert closing stock price on date prior to Grant Date]

Expiration Date: [Date]

Vesting Schedule:	100% on [Three Year Anniversary of Grant Date]

In the event of a Change of Control (as defined in the Plan), all unvested Options will immediately vest and become fully exercisable.  Upon termination of your employment for Cause (as defined below), all unvested Options and any unexercised vested Options shall be forfeited immediately.  Upon termination of your employment for any other reason, whether voluntarily or involuntarily including retirement, prior to [Three Year Anniversary of Grant Date], all unvested Options shall be forfeited immediately, except that, if your termination is involuntary and without fault on your part (including termination resulting from death or disability as defined in Section 409A(a)(2)(c) of the Internal Revenue Code), the unvested Options will vest as follows:

Termination Date	Percent Vested
Prior to [One Year Anniversary of Grant Date]	0%
On or after [One Year Anniversary of Grant Date] and prior to [Two Year Anniversary of Grant Date]	25%
On or after [Two Year Anniversary of Grant Date] and prior to [Three Year Anniversary of Grant Date]	50%

Upon a voluntary or involuntary termination of your employment for any reason other than Cause, any unexercised vested Options held on the date of termination shall remain exercisable for the remaining original term of the Options (except in the event of your death or disability, in which case the post termination exercise period will be one year after termination of employment).  As used herein, “Cause” is defined as: (a) your conviction of a felony, a crime of moral turpitude or fraud or your having committed fraud, misappropriation or embezzlement in connection with the performance of your duties; (b) your willful and repeated failures to substantially perform assigned duties; or (c) your violation of any provision of a written employment-related agreement between you and the Company (including any non-solicitation, non-competition, confidentiality or similar agreement) or express significant policies of the Company.  If the Company terminates your employment for Cause, the Company shall give you written notice not later than 30 days after such termination.

You may pay your exercise price and/or satisfy your tax withholding obligations with respect to the Options by (i) delivering cash, or (ii) directing the Company to withhold shares that would otherwise be issued upon exercise of the award (or surrendering back to the Company shares previously owned by you) having a Fair Market Value (as defined in the Plan) equal to the amount needed to pay your exercise price and/or satisfy the minimum required statutory tax withholding obligations.

The terms contained in the Plan are hereby incorporated into and made a part of this Participant Award Agreement, and this Participant Award Agreement shall be governed by and construed in accordance with the Plan.  In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Participant Award Agreement, the provisions of the Plan shall be controlling and determinative.  The Options, including any shares acquired by you upon exercise of the Options and any cash or other benefit acquired upon the sale of stock acquired through exercise of the Options, shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the Board or any committee of the Board, to the extent such policy is applicable to the Options.

You may access important information about the Company and the Plan through the Company’s Knowledge Center and website.  Copies of the Plan and Plan Prospectus can be found by logging into the Fidelity NetBenefits website, which can be found at www.netbenefits.fidelity.com, and clicking on the “Stock Plans” tab and then “EQT Options” and “Plan Information and Documents.”  Copies of the Company’s most recent Annual Report on Form 10-K and Proxy Statement can be found at www.eqt.com  by clicking on the “Investors” link on the main page and then “SEC Filings.” Paper copies of such documents are available upon request made to the Company’s Corporate Secretary.

Your grant of Options under this Participant Award Agreement shall not be effective unless, no later than [Date], (i) you accept your grant through the Fidelity NetBenefits website, and (ii) you execute an amendment to your existing confidentiality, non-solicitation and non-competition agreement acceptable to the Company.  When you accept your grant through the Fidelity NetBenefits website, you shall be deemed to have (a) acknowledged receipt of the Options granted on the date shown above (the terms of which are subject to the terms and conditions of this Participant Award Agreement and the Plan) and a copy of this Participant Award Agreement and the Plan and (b) agreed to be bound by all provisions of this Participant Award Agreement and the Plan.